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                                                                    EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 16th day of August, 2000, by and among FLIGHTSERV.COM a Delaware corporation (hereinafter referred to as "Buyer"); and MICHAEL PRUITT, an individual resident of North Carolina and DAREK CHILDRESS, an individual resident of Florida (hereinafter referred to as "Sellers"), being the sole shareholders of DM MARKETING, INC., a Delaware corporation (hereafter referred to as "Company").

         WHEREAS, Sellers are the owners of record and beneficially own One Thousand Five Hundred (1,500) shares (the "Shares") of the issued and outstanding shares of the Company's common stock par value $0.10 per share (the "Common Stock") representing 100% of the Capital Stock of the Company; and

         WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein;

         NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, and for other good valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                      I.

                        SALE AND PURCHASE OF THE SHARES

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Sellers agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, the Shares.

         1.2 CLOSING. The purchase shall be consummated at a closing ("Closing") to take place at 9:00 o'clock a.m., at the offices of Buyer's counsel on August 30, 2000 or within 3 days after the receipt of any shareholder approval if required by the rules and regulations of the American Stock Exchange but no later than October 31, 2000 ("Closing Date").

         1.3 PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares shall be Eight Million Four Hundred Fifty Thousand (8,450,000) shares of Common Stock of the Buyer ("Buyer's Shares"). The purchase price shall be paid at Closing, by issuance and delivery of Buyer's Shares to Sellers against receipt of certificates representing the Shares, duly endorsed for transfer to Buyer.

         1.4 OTHER AGREEMENTS. At the Closing, the indicated parties shall execute and deliver the following additional agreements in substantially the form attached hereto:

                  (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or assignments separate from the certificates, transferring the Shares from Sellers to Buyer.

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                  (b)      Employment Agreement between Michael Pruitt and
         flightserv.com in the form attached hereto as Exhibit "B".

                  (c)      Investment Representation Letter to the Buyer from
         Sellers.

         1.5 BASIC AGREEMENTS AND TRANSACTION DEFINED. This Agreement and other agreements listed in paragraph 1.4, are sometimes referred to as the "Basic Agreement". The transactions contemplated by the Basic Agreement are sometimes referred to as the "Transactions".


                                      II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY. Sellers represent and warrant to Buyer as follows:

                  (a) TITLE TO THE SHARES. At Closing, Sellers shall own of record and beneficially the number of the Shares listed on Exhibit "A", of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

                  (b) ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (c) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Company consists of One Thousand Five Hundred (1,500) shares of Common Stock, no par, of which One Thousand Five Hundred (1,500) shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws. The Company does not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any shares of its capital stock, whether authorized or not. The Company is not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the


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         Company's income, profits or assets, or obligating the Company to distribute any portion of its income, profits or assets.

                  (d) AUTHORITY. Sellers have full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Sellers, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Sellers, nor the consummation and performance of the transactions contemplated thereby, conflict with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Sellers or the Company is a party or by which Sellers or the Company or any of their respective properties or assets are bound or affected.

                  (e) COMPANY FINANCIAL STATEMENTS. The financial statements of the Company delivered to Buyer (the "Company Financial Statements") are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Company as of July 31, 2000 and there have been no material changes thereafter.

                  (f) NO UNDISCLOSED LIABILITIES. Except as set forth on Exhibit "C", the Company is not aware of any liabilities for which the Company currently is liable or will become liable in the future.

                  (g) COMPLIANCE WITH LAWS. The Company is not in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and have not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

                  (h) NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or threatened against the Company, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Company or any of its assets.

                  (i) DISCLOSURE. All statements of Sellers contained in the Basic Agreements and in any other written documents delivered by or on behalf of the Company or Sellers to Buyer are true, and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Sellers which could have a materially adversely affect upon the business, financial condition, results of operations, assets, liabilities, or prospers of the Company, which have not been disclosed to Buyer in the Basic Agreements.


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                  (j)      MATERIAL CONTRACTS. The Company has in all material
         respect performed all of its obligations required to be performed by it through the date hereof, and is not in default or alleged to be in default in any material respect, under any contract and to the Company's knowledge, there exists no event, condition or occurrence which, after notice or lapse of time or both, which constitutes such a default.

         2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

                  (a) ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Buyer consists of One Hundred Million (100,000,000) shares of Common Stock, of which Thirty-three Million One Hundred Eighteen Thousand Six Hundred Fifty-four (33,118,654) shares have been issued and are outstanding as of August 9, 2000. At Closing, the Shares will have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Buyer in compliance with all applicable state and federal laws. In addition, Buyer has entered into a broker services agreement with RichMark Capital Corporation for the private placement of up to 6,600,000 shares of Common Stock at $0.375 per share on a best efforts basis and Buyer has entered into a letter of intent for the acquisition of Internet Aviation Services, Ltd. for 1,750,000 shares of Common Stock.

                  (c) AUTHORITY. Buyer has full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Buyer, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected.

                  (d) NO UNDISCLOSED LIABILITIES. Except as set forth in the Buyer Financial Statements previously delivered to Sellers and as set forth on Exhibit "D" or as otherwise disclosed in Buyer's filings with the Securities and Exchange Commission, Buyer is not aware of any material liabilities for which the Buyer is liable or will become liable in the future.


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                  (e)      INVESTMENT INTENT. Buyer is acquiring the Shares of
         its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof and Buyer has no present intention of selling, granting participation in, or otherwise distributing the same. Buyer understands the specific risks related to an investment in the Shares, especially as it relates to the financial performance of the Company.


                                     III.

                                   COVENANTS

         3.1 COVENANTS OF SELLERS. Sellers covenant and agree that from the date hereof to the Closing without the prior written consent of Buyer:

                  (a) ORDINARY COURSE OF BUSINESS. Sellers will operate the business of the Company only in the ordinary course and will use its best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

                  (b)      COMPENSATION. Sellers will not permit the Company to
         (1) enter into or alter any employment agreements; (2) grant any increase in compensation other than normal merit increases consistent with the Company's general prevailing practices to any officer or employee; or (3) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit.

                  (c) NO INDEBTEDNESS. Sellers will not permit the Company to create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of the Company.

                  (d) MAINTAIN BOOKS. Sellers will cause the Company to maintain its books, accounts and records in the usual, regular ordinary and soured business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                  (e) NO AMENDMENTS. Sellers will not permit the Company to amend its corporate charter or bylaws (or similar documents) without prior consent of Buyer and will cause the Company to maintain their corporate existence, licenses, permits, powers and rights in full force and effect.

                  (f) TAXES AND ACCOUNTING MATTERS. Sellers will cause the Company to file when due all federal, state and local tax returns and reports which shall be accurate and complete, including but not limited to income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which


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         are being contested in good faith by appropriate proceedings. Sellers will not permit the Company to change their accounting methods or practices or any depreciation, amortization or inventory valuation policies or practices.

                  (g) NO SECURITIES ISSUANCES. Sellers will not permit the Company to issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of the Company except for the transactions contemplated herein.

                  (h) DUE COMPLIANCE. Sellers will cause the Company to comply with all laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

                  (i) CONSENTS. Sellers will use their, and will cause the Company to use its, best good faith efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by the Basic Agreements.


                                      IV.

                          CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF BUYER TO CLOSE

         The obligation of Buyer to close the Transactions contemplated hereby is subject to the fulfillment by Sellers prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

         4.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effort as if made at the Closing. Sellers shall have performed all agreements, covenants and conditions required to be performed by Sellers prior to the Closing.

         4.2 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

         4.3 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         4.4 DOCUMENTS TO BE DELIVERED BY SELLERS. Sellers shall have delivered the following documents:

                  (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or accompanied by duly executed stock powers.


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                  (b)      A copy of (i) the Certificate of Incorporation of
         the Company, and (ii) the Bylaws of the Company.

                  (c) All agreements referred to in paragraph 1.5 above, executed by all parties thereto other than Buyer.

                  (d) Such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate this Agreement.

         4.5 SHAREHOLDER APPROVAL. Buyer shall have received any shareholder approval required by the rules and regulations of the American Stock Exchange.


                                      V.

                          CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF SELLERS TO CLOSE

         The obligation of Sellers to close the Transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Sellers:

         5.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer shall have performed all agreements, covenants and conditions required to be performed by Buyer prior to the Closing.

         5.2 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         5.3 AMERICAN STOCK EXCHANGE. The Buyer's common stock shall be listed and trading on the American Stock Exchange and shall not be subject to any trading halt, suspension, or pending de-listing procedures.

         5.4 OTHER AGREEMENTS. All parties other than Sellers and the Company shall have executed and delivered the Basic Agreements.

         5.5 PAYMENTS. Sellers shall have received from Buyer all Common Stock to be issued at the Closing by Buyer pursuant to the Basic Agreements.

         5.6 BOARD OF DIRECTORS. Michael Pruitt shall have been appointed as a director of Buyer as of the Closing.


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                                      VI.

                       MODIFICATION, WAIVERS, TERMINATION
                                  AND EXPENSES

         6.1 MODIFICATION. Buyer and Sellers may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing,

         6.2 WAIVERS. Buyer and Sellers may in writing attend the time for or waive compliance by the other with any of the covenants or conditions of the other contained heroin.

         6.3 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

                  (a)      By the mutual consent of Sellers and Buyer;

                  (b) By Buyer, if the representations and warranties of Sellers set forth herein shall not be accurate, or the conditions precedent set forth in Article IV shall have not have been satisfied, in all material respects on or before the Closing Date (as the same may be extended from time to time;

                  (c) By Sellers, if the representations and warranties of Buyer set forth herein shall not be accurate, or the conditions precedent set forth in Article V shall not have been satisfied in all material respects on or before the Closing Date (as the same may be extended from time to time).

         Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.


                                     VII.

                                 MISCELLANEOUS

         7.1 REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibitor other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any patty hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

         7.2 BINDING EFFECT OF THE BASIC AGREEMENTS. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Basic Agreements, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.


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         7.3      APPLICABLE LAW. The Basic Agreements are made pursuant to, and will be construed under, the laws of the State of Georgia.

         7.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage prepaid:

                  (a)      If to Sellers, to:

                                    Mr. Michael Pruitt, CEO
                                    DM Marketing, Inc.
                                    c/o G. David Gordon & Associates, P.C.
                                    One Memorial Place
                                    7633 East 63rd Place - Suite 210
                                    Tulsa, Oklahoma  74133
                                    Telephone: (918) 254-4997
                                    Fax: (918) 254-2988

                  (b)      If to Buyer, to:

                                    Todd Bottorff, President
                                    3343 Peachtree Road, N.E.
                                    Atlanta, GA 30326
                                    Telephone: (404) 240-4060
                                    Fax: (404) 240-4101

         These addresses may be changed from time to time by written notice to the other parties.

         7.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         7.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         7.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

         7.8 FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure a actual waiver imply or constitute waiver of subsequent default or breach.

         7.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.


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         7.10     EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

         7.11 INTEGRATION. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Sellers and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.


                                        "BUYER"

                                        FLIGHTSERV.COM


                                        BY:
                                           -------------------------------
                                               TODD BOTTORF, PRESIDENT


                                        "COMPANY"

                                        DM MARKETING, INC.


                                        BY:
                                           -------------------------------
                                               MICHAEL PRUITT, PRESIDENT


                                        "SELLERS"



                                        -----------------------------------
                                               MICHAEL PRUITT



                                        -----------------------------------
                                               DAREK CHILDRESS